Exhibit 99.(28)(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Registration Statement on Form N-1A of FPA Funds Trust regarding the Prospectus and Statement of Additional Information of FPA New Income Fund, FPA Queens Road Small Cap Value Fund, FPA Queens Road Value Fund, and FPA U.S. Core Equity Fund, each a series of FPA Funds Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

June 30, 2023